Consent of Independent Registered Public Accounting Firm


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 17, 2007 on the financial statements of The Santa Barbara Group of Mutual Funds, Inc., comprising The PFW Water Fund (f.k.a. The Bender Growth Fund) and The Montecito Fund as of March 31, 2007 and for the period indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Santa Barbara Group of Mutual Funds, Inc. Registration Statement on Form N-1A.



Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
July 30, 2007